AMEX Panel Grants Samaritan Continued AMEX Listing Pursuant to May 31st Extension to Allow for 10Q Filing Demonstrating It Has Regained Compliance

LAS VEGAS, NV, April 5, 2007 – SAMARITAN PHARMACEUTICALS, INC. (AMEX: LIV) announced today that on April 3, 2007, the American Stock Exchange (“AMEX”) notified Samaritan Pharmaceuticals, Inc. that its listing on the AMEX exchange is being continued pursuant to an extension with a plan completion date of May 31, 2007, which encompasses the due date for Samaritan’s quarterly Report (Form 10-Q) for the period ending March 31, 2007 to demonstrate that it has regained compliance with the continued listing standards in Section 1003(a)(ii) and (iii) of the AMEX Company Guide. The company must also address Section 1003(f)(v) of the AMEX Company guide.

Previously on November 6, 2006 and on January 30, 2007 , the AMEX Listing Qualifications staff notified the Company it no longer complies with Exchange’s continued listing standard due to its shareholder’s equity of less than $4 million and losses from continuing operations and/or losses in three out of its four most recent fiscal years, as set forth in Section 1003(a)(ii) of the Company guide; with its shareholder’s equity of less than $6 million from continuing operations and/or net losses in its five most recent fiscal years, as set forth in Section 1003(a)(iii) of the Company Guide; and with its low selling price, as set forth in Section 1003(f)(v) of the Company guide.

About Samaritan

Samaritan is a small-cap biotech, driven to discover, develop and commercialize innovative therapeutics for AIDS, Alzheimer’s, cancer and heart disease patients. Look at http://www.samaritanpharma.com. Please register on the Website so the Company can notify you of upcoming conference calls, news and events.

Samaritan Pharmaceuticals: ``We LIV... to Save Lives.’’

Disclaimer

The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K/A filed November 2, 2006. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

rbrown@SamaritanPharma.com

www.SamaritanPharma.com